Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact: Marty Jimmerson
RigNet, Inc.
+1 (281) 674-0699
investor.relations@rig.net
RigNet, Inc. Announces Second Quarter 2011 Earnings Results
HOUSTON, TX — August 10, 2011 —
•	Reported revenue of $26.2 million, a 16.2% increase over the same quarter last year and a 7.1% increase over the previous quarter

•	Reported Adjusted EBITDA of $8.3 million, a 10.5% increase over the same quarter last year and a 25.7% increase from the previous quarter

•	Reported net income of $2.2 million, or $0.13 per diluted share, an increase of $2.37 per diluted share over the same quarter last year and $0.13 per diluted share over the previous quarter

•	Reported capital expenditures of $5.7 million, a 72.7% increase over the same quarter last year and a 32.6% increase over the previous quarter
For the three months ended June 30, 2011, RigNet, Inc. (“RigNet” or the “Company”) (NASDAQ: RNET), today announced revenue of $26.2 million, Adjusted EBITDA of $8.3 million and net income of $2.2 million, or $0.13 per diluted share. For the three months ended June 30, 2010, revenue was $22.6 million, Adjusted EBITDA was $7.5 million and net loss was $11.1 million, or $2.24 loss per diluted share. For the sequential comparison of the three months ended March 31, 2011, revenue was $24.5 million, Adjusted EBITDA was $6.6 million and net income was zero.
Revenue increased by $3.6 million, or 16.2%, for the three months ended June 30, 2011 as compared to the same period of 2010 due primarily to continued growth in a robust U.S. land drilling market, favorable customer wins throughout our Eastern Hemisphere operations, and improvement in our U.S. Gulf of Mexico results. Adjusted EBITDA increased by $0.8 million, or 10.5%, over the prior year period primarily due to increased revenue described above partially offset by additional costs related to operating as a publicly-traded company.
Net income increased by $13.3 million, or $2.37 per diluted share, for the three months ended June 30, 2011 as compared to the same period of 2010. This increase is due to the operational improvements discussed above, as well as an expense of $12.2 million recorded during the second quarter of 2010 related to changes in the fair value of preferred stock derivatives. Concurrent with the Company’s initial public offering in December 2010, all preferred stock derivatives were settled. Accordingly, no charges related to the fair value of these derivatives will be recorded in 2011.
Revenue increased by $1.7 million, or 7.1%, for the three months ended June 30, 2011 as compared to the previous quarter due primarily to the continued robust activity in the U.S. land drilling market and improvement in penetration of deepwater drilling and other remote sites. Adjusted EBITDA increased by $1.7 million, or 25.7%, over the previous quarter primarily due to increased revenue and efficiencies in our management of bandwidth capacity. Net income increased by $2.2 million, or $0.13 per diluted share, for the three months ended June 30, 2011 as compared to the prior quarter due to the operational improvements discussed above.
1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Mark B. Slaughter, Chief Executive Officer and President, commented, “I am pleased with our second quarter performance, which reflected positive contributions and improved margins from each of our three reporting segments. During the quarter we benefited from solid execution in our U.S. Land segment, international land drilling wins in the Middle East, tender rig support wins in Asia Pacific and improved results from the U.S. Gulf of Mexico. We continue to focus our efforts on our core offshore and onshore drilling communications business as well as pursue our strategic growth initiatives in the areas of offshore production and upstream energy maritime.”
A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) tomorrow to discuss RigNet’s 2011 second quarter results. The call may be accessed live over the telephone by dialing (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors — Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.
Non-GAAP Financial Measures
This press release contains the following non-GAAP measures: Gross Profit and Adjusted EBITDA. Gross Profit and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP.
We define Gross Profit as revenue less cost of revenue. This measure is used to evaluate operating margins and the effectiveness of cost management.
We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.
We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2010 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.
About RigNet
RigNet (NASDAQ: RNET) is a leading global provider of managed communications, networks and collaborative applications dedicated to the oil and gas industry. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over 30 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.
1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(in thousands)
Unaudited Consolidated Statements of Income (Loss) Data:
Revenue	$26,197	$22,550	$50,664	$44,370

Expenses:
Cost of revenue	11,399	10,454	22,572	20,726
Depreciation and amortization	3,600	3,837	7,112	7,788
Selling and marketing	591	428	1,053	894
General and administrative	6,234	5,007	12,500	10,271

Total expenses	21,824	19,726	43,237	39,679

Operating income	4,373	2,824	7,427	4,691
Other expense, net	(226)	(12,650)	(760)	(13,458)

Income (loss) before income taxes	4,147	(9,826)	6,667	(8,767)
Income tax expense	(1,946)	(1,226)	(4,443)	(2,292)

Net income (loss)	$2,201	$(11,052)	$2,224	$(11,059)

Income (Loss) Per Share — Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$2,120	$(11,941)	$2,095	$(12,741)
Net income (loss) per share attributable to RigNet, Inc. common stockholders, basic	$0.14	$(2.24)	$0.14	$(2.40)
Net income (loss) per share attributable to RigNet, Inc. common stockholders, diluted	$0.13	$(2.24)	$0.12	$(2.40)
Weighted average shares outstanding, basic	15,420	5,319	15,331	5,319
Weighted average shares outstanding, diluted	16,894	5,319	16,768	5,319

Unaudited Non-GAAP Data:
Gross Profit	$14,798	$12,096	$28,092	$23,644
Gross Profit margin	56.5%	53.6%	55.4%	53.3%
Adjusted EBITDA	$8,289	$7,504	$14,884	$13,605
Adjusted EBITDA margin	31.6%	33.3%	29.4%	30.7%

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$2,201	$(11,052)	$2,224	$(11,059)
Interest expense	349	350	795	762
Depreciation and amortization	3,600	3,837	7,112	7,788
(Gain) loss on retirement of property and equipment	(104)	306	(110)	320
Change in fair value of preferred stock derivatives	—	12,206	—	12,446
Stock-based compensation	297	96	420	218
Initial public offering costs	—	535	—	838
Income tax expense	1,946	1,226	4,443	2,292

Adjusted EBITDA (non-GAAP measure)	$8,289	$7,504	$14,884	$13,605

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	June 30,	December 31,
	2011	2010
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$61,319	$50,435
Restricted cash — current portion	—	2,500
Restricted cash — long-term portion	—	7,500
Total assets	136,894	129,785
Current maturities of long-term debt	8,723	8,655
Long-term debt	19,153	23,484

	Six Months Ended June 30,
	2011	2010
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$50,435	$11,379
Net cash provided by operating activities	9,025	8,574
Net cash provided (used) by investing activities	1,011	(6,563)
Net cash provided (used) by financing activities	177	(4,512)
Changes in foreign currency translation	671	(1,410)

Cash and cash equivalents, June 30,	$61,319	$7,468

	4th Quarter	1st Quarter	2nd Quarter
	2010	2011	2011
Selected Operational Data:
Eastern Hemisphere
Drilling rigs (1)	141	143	141
Other sites (2)	120	131	160
Western Hemisphere
Drilling rigs (1)	85	80	78
Other sites (2)	155	159	138
U.S. Land
Drilling rigs (1)	334	323	331
Other sites (2)	86	82	106

(1)	Eastern and Western Hemisphere include jack up, semi-submersible and drillship rigs

(2)	Includes production facilities, energy support vessels, related remote support offices and supply bases
1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands)
Eastern Hemisphere:
Revenue	$16,503	$15,340	$31,620	$30,407
Cost of revenue	6,202	6,322	11,879	12,290

Gross Profit (non-GAAP measure)	10,301	9,018	19,741	18,117

Gross Profit margin (non-GAAP measure)	62.4%	58.8%	62.4%	59.6%
Depreciation and amortization	2,050	1,962	4,052	4,127
Selling, general and administrative	2,140	1,546	4,168	3,429

Operating income	$6,111	$5,510	$11,521	$10,561

Adjusted EBITDA (non-GAAP measure)	$8,153	$7,631	$15,467	$14,862

Adjusted EBITDA margin (non-GAAP measure)	49.4%	49.7%	48.9%	48.9%

Western Hemisphere:
Revenue	$4,978	$4,297	$9,935	$8,648
Cost of revenue	2,309	2,119	4,896	4,347

Gross Profit (non-GAAP measure)	2,669	2,178	5,039	4,301

Gross Profit margin (non-GAAP measure)	53.6%	50.7%	50.7%	49.7%
Depreciation and amortization	1,149	993	2,257	1,800
Selling, general and administrative	799	634	1,516	1,203

Operating income (loss)	$721	$551	$1,266	$1,298

Adjusted EBITDA (non-GAAP measure)	$1,899	$1,460	$3,568	$3,019

Adjusted EBITDA margin (non-GAAP measure)	38.1%	34.0%	35.9%	34.9%

U.S. Land:
Revenue	$4,713	$2,927	$9,106	$5,595
Cost of revenue	2,373	1,665	4,644	3,034

Gross Profit (non-GAAP measure)	2,340	1,262	4,462	2,561

Gross Profit margin (non-GAAP measure)	49.6%	43.1%	49.0%	45.8%
Depreciation and amortization	452	853	909	1,775
Selling, general and administrative	720	648	1,469	1,122

Operating income (loss)	$1,168	$(239)	$2,084	$(336)

Adjusted EBITDA (non-GAAP measure)	$1,621	$614	$2,993	$1,439

Adjusted EBITDA margin (non-GAAP measure)	34.4%	21.0%	32.9%	25.7%
NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.
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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net